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                                                                    Exhibit 3



                                August 11, 1995




RODMAN & RENSHAW, INC.
One Liberty Plaza, 31st Floor
165 Broadway
New York, New York  10006

As Representative of the
Several Underwriters

Ladies and Gentlemen:

     In order to induce Rodman & Renshaw, Inc., as representative (the "Representative") of the several underwriters, to enter into an underwriting agreement with respect to the public offering (the "Offering") of shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Comdial Corporation, a Delaware corporation (the "Company"), the undersigned agrees for the benefit of the Company and the Representative that, for a period of 180 days from the effective date of the Offering, the undersigned will not, without the prior written consent of the Representative, offer, pledge, sell, transfer, assign, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended, or otherwise, any shares of the Common Stock of the Company, or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for shares of the Common Stock beneficially owned by the undersigned.

     In order to enable you to enforce the aforesaid covenants, the undersigned hereby consents to the placing of legends upon, and stop-transfer orders with the transfer agent of the Company's securities with respect to, any shares of Common Stock registered in the undersigned's name or beneficially owned by the undersigned.

     The Company agrees to instruct the transfer agent to place such legends and stop-transfer orders and not to authorize the transfer agent to transfer any shares without the consent of the Representative as set forth herein.
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Rodman & Renshaw, Inc.
August 11, 1995


     The undersigned understands that the Company and the Representative will rely upon this letter if they proceed with the Offering.

     The provisions of this agreement shall be binding upon the undersigned and the successors, assigns, heirs, and personal representatives of the undersigned.

                                  Very truly yours,

                                  PACIFICORP CREDIT, INC.

                                  CRAIG N. LONGFIELD
                                  ------------------------------------
                                  Name:  Craig N. Longfield
                                  Title:  President

Accepted and Agreed:

COMDIAL CORPORATION

By: WAYNE R. WILVER
    ------------------------
    Name: Wayne R. Wilver
    Title: Comdial Corporation